Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – April 25, 2023

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2023 Highlights:

•	Total revenues increased 13% from Q1 2022

•	Net interest income (tax-equivalent) increased 17% from Q1 2022

•	Net interest margin (tax-equivalent) was 3.17%, compared to 3.27% in Q4 2022 and 2.43% in Q1 2022

•	Cost of funds was 71 basis points, compared to 41 basis points in Q4 2022 and 34 basis points in Q1 2022

•

Company adopts, on January 1, 2023, the new required accounting standard for current expected credit losses (“CECL”) and increases the allowance for credit losses by $1.0 million, or 20 basis points of total loans as a day one transition adjustment to CECL

•	Provision for credit losses was $0.1 million compared to a negative provision for credit losses of $0.3 million in Q1 2022

•	Period end total deposits decreased only 1% since December 31, and the Company had no wholesale borrowings

•

Estimated uninsured deposits were approximately 39.3% of total deposits at March 31, 2023, compared to approximately 40.2% at December 31, 2022. Adjusting for collateralized and affiliate deposits, estimated uninsured deposits were 20.9% at March 31, 2023, compared to approximately 23.0% at December 31, 2022.

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.0 million, or $0.56 per share, for the first quarter of 2023, compared to $2.1 million, or $0.59 per share, for the first quarter of 2022.

“The Company’s first quarter 2023 results reflect loan growth, solid credit quality, and a strong liquidity position. If not for a negative provision in the year earlier quarter, earnings overall would have increased,” said David A. Hedges, President and CEO. “We saw strong revenue growth from the first quarter of 2022 as our net interest income and margin expanded and continued to benefit from our low-cost core deposit base,” said Mr. Hedges.

Total revenue increased approximately 13% in the first quarter of 2023, compared to the first quarter of 2022, primarily due to net interest income growth.

Net interest income (tax-equivalent) was $7.2 million for the first quarter of 2023, a 17% increase compared to $6.2 million for the first quarter of 2022. This increase was primarily due to improvements in the Company’s net interest margin. The Company’s net interest margin (tax-equivalent) was 3.17% in the first quarter of 2023 compared to 2.43% in the first quarter of 2022. This increase was primarily due to a more favorable asset mix and higher yields on interest earning assets. These higher yields on interest earning assets were partially offset by increased cost of funds. The cost of funds increased to 71 basis points, compared to 34 basis points in the first quarter of 2022. Average loans for the first quarter of 2023 were $502.2 million, a 14% increase from the first quarter of 2022.

Nonperforming assets were $2.7 million, or 0.26% of total assets, at March 31, 2023, compared to $2.7 million, or 0.27% of total assets, at December 31, 2022 and $0.8 million or $0.07% of total assets, at March 31, 2022. The increase in nonperforming assets since March 31, 2022 was primarily due to the downgrade of one borrowing relationship during the fourth quarter of 2022 with a recorded investment of $2.6 million and a corresponding valuation allowance of $0.5 million. One of the downgraded loans, with a recorded investment of $1.3 million and a corresponding at March 31, 2023, was paid in full subsequent to March 31, 2023.

At March 31, 2023, the Company’s allowance for credit losses was $6.8 million, or 1.35% of total loans, compared to $5.8 million, or 1.14% of total loans, at December 31, 2022, and $4.7 million, or 1.09% of total loans, at March 31, 2022. The implementation of CECL, increased our allowance for credit losses by $1.0 million on January 1, 2023, or 0.20% of total loans, as a day one transition adjustment to the new accounting standard.

The Company recorded a provision for credit losses during the first quarter of 2023 of $0.1 million, compared to a negative provision for credit losses of $0.3 million during the first quarter of 2022. The provision for credit losses under CECL reflects the Company’s credit risk profile, our application of the new CECL accounting standard and the future economic outlook and forecasts. Our CECL model is largely influenced by economic factors including, most notably, the anticipated unemployment rate, which may be adversely affected by tightening Federal monetary policy. The negative provision for credit losses during the first quarter of 2022 was primarily related to a decrease in total loans, excluding the federally guaranteed PPP loans, during the first quarter of 2022.

Noninterest income was $0.8 million in the first quarter of 2023, compared to $0.9 million in the first quarter of 2022. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.2 million as a result of higher mortgage market interest rates.

Noninterest expense was $5.6 million in the first quarter of 2023, compared to $4.9 million for the first quarter of 2022. The increase in noninterest expense was primarily due to an increase in net occupancy and equipment expense of $0.3 million related to the Company’s new headquarters, which opened in June 2022, professional fees expense of $0.1 million, and other noninterest expenses of $0.3 million.

Income tax expense was $0.3 million for the first quarter of 2023 and 2022, respectively. The Company’s effective tax rate for the first quarter of 2023 was 11.97%, compared to 10.88% in the first quarter of 2022. The Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investment in municipal securities and bank-owned life insurance, and the benefits of New Markets Tax Credits.

Total assets were $1.0 billion at March 31, 2023 and December 31, 2022, compared with $1.1 billion at March 31, 2022. Loans, net of unearned income were $505.0 million at March 31, 2023, compared with $428.4 million and $504.5 million at March 31, 2022 and December 31, 2022, respectively. The higher levels of loans at March 31, 2023 and December 31, 2022, as compared with March 31, 2022 reflect growth across all major loan categories, except commercial and industrial loans, which included PPP loans. Total deposits were $939.2 million at March 31, 2023 and $950.3 million at December 31, 2022, compared with $1.0 billion at March 31, 2022. The 1% decline in total deposits since December 31, 2022 reflects seasonal fluctuations and limited net outflows to higher yielding investment alternatives. In comparison, total deposits declined 4% during the year ended December 31, 2022 due to net outflows to higher yielding investment alternatives in a rising market rate environment and increased customer spending. The Company had no brokered deposits, FHLB advances, or other wholesale funding sources outstanding at March 31, 2023, December 31, 2022, or March 31, 2022.

At March 31, 2023, the Company’s consolidated stockholders’ equity was $73.7 million or $21.03 per share, compared to $68.0 million, or $19.42 per share, at December 31, 2022, and $86.4 million, or $24.57 per share, at March 31, 2022. The increase from December 31, 2022 was primarily driven by other comprehensive income due to the change in unrealized gains/losses on securities available-for-sale, net of tax, in the first quarter of 2023. Total unrealized losses declined 13% from $54.7 million on December 31, 2022 to $47.4 million on March 31, 2023. These unrealized losses do not affect the Bank’s capital for regulatory capital purposes. At March 31, 2023, the Company’s equity to total assets ratio was 7.24%, compared to 6.65% at December 31, 2022, and 7.79% at March 31, 2022. All of the Company’s securities are classified as available-for-sale and not held-to-maturity, therefore any changes in the fair value of the Company’s securities portfolio are fully reflected in total equity under generally accepted accounting principles.

The Company paid cash dividends of $0.27 per share in the first quarter of 2023, an increase of 2% from the same period in 2022. The Company’s share repurchases of $0.1 million since December 31, 2022 resulted in 2,648 fewer outstanding common shares at March 31, 2023. At March 31, 2023, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the continuing effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the continuing effects of pandemic-related economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of funds and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, including Federal Reserve tightening beginning in 2022 of monetary policies, including reductions in the Federal Reserve’s Treasury and mortgage-backed securities holdings and increases in the Federal Reserve’s target federal funds rate, interest rates (generally and those applicable to our assets and liabilities) and changes in asset values as a result of interest rate changes, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including the continuing effects of the application of the new CECL accounting standard adopted on January 1, 2023 and our CECL models, including possible adjustments to the fair values of securities available for sale in lieu of other-than-temporary impairments, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2022 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports First Quarter Net Earnings/page 5

Financial Highlights (unaudited)

Quarter ended March 31,

(Dollars in thousands, except per share amounts)	2023	2022

Results of Operations
Net interest income (a)	$7,217	$6,190
Less: tax-equivalent adjustment	108	112
Net interest income (GAAP)	7,109	6,078
Noninterest income	792	908
Total revenue	7,901	6,986
Provision for credit losses	66	(250)
Noninterest expense	5,604	4,901
Income tax expense	267	254
Net earnings	$1,964	$2,081

Per share data:
Basic and diluted net earnings	$0.56	$0.59
Cash dividends declared	$0.27	$0.265
Weighted average shares outstanding:
Basic and diluted	3,502,143	3,518,657
Shares outstanding, at period end	3,500,879	3,516,971
Book value	$21.03	$24.57
Common stock price:
High	$24.50	$34.49
Low	22.55	31.75
Period-end	22.66	33.21
To earnings ratio	7.79	x	14.44	x
To book value	108%	135%
Performance ratios:
Return on average equity (annualized)	11.44%	7.97%
Return on average assets (annualized)	0.77%	0.75%
Dividend payout ratio	48.21%	44.92%
Other financial data:
Net interest margin (a)	3.17%	2.43%
Effective income tax rate	11.97%	10.88%
Efficiency ratio (b)	69.97%	69.05%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$2,679	$371
Other real estate owned	—	374
Total nonperforming assets	$2,679	$745

Net charge-offs	$3	$31

Allowance for credit losses as a % of:
Loans	1.35%	1.09%
Nonperforming loans	255%	1,256%
Nonperforming assets as a % of:
Loans and other real estate owned	0.53%	0.17%
Total assets	0.26%	0.07%
Nonperforming loans as a % of total loans	0.53%	0.09%
Annualized net charge-offs as a % of average loans	—%	0.03%

Selected average balances:
Securities	$402,684	$435,097

Loans, net of unearned income	502,158	439,713
Total assets	1,022,938	1,114,407
Total deposits	948,393	1,003,394
Long-term debt	—	—
Total stockholders’ equity	68,655	104,493
Selected period end balances:
Securities	$405,692	$417,459
Loans, net of unearned income	505,041	428,417
Allowance for credit losses	6,821	4,658
Total assets	1,017,746	1,109,664
Total deposits	939,190	1,017,742
Long-term debt	—	—
Total stockholders’ equity	73,640	86,411
(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports First Quarter Net Earnings/page 6

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,

(Dollars in thousands, except per share amounts)	2023	2022

Net interest income, as reported (GAAP)	$7,109	$6,078

Tax-equivalent adjustment	108	112

Net interest income (tax-equivalent)	$7,217	$6,190